Exhibit 23.1

Consent of Independent Auditors

United Community Bankshares of Florida, Inc.
Orlando, Florida

     We hereby consent to the inclusion of our report dated February 24, 2005, relating to the consolidated financial statements of United Community Bankshares of Florida, Inc. and subsidiary as of and for the years ended December 31, 2004 and 2003, in the Company’s 2004 annual report on Form 10-KSB.

/s/ Osburn, Henning and Company Osburn, Henning and Company

Orlando, Florida
March 1, 2005